Exhibit 99.1

For Immediate Release

Contact: Scott Howat
Director of Global
Communications
Affinia Group Inc.
(734) 827-5421

AFFINIA REPORTS INCREASED SALES

FOR THE SECOND QUARTER OF 2011

Company to Hold Conference Call on August 11, 2011

ANN ARBOR, MICHIGAN, August 10, 2011 – Affinia Group Inc., an innovative global leader in the design, manufacture, distribution and marketing of industrial grade products and services, today reported its financial results for the second quarter ended June 30, 2011.

Second Quarter Ended June 30, 2011

Net sales for the second quarter were $562 million, a 6.4 percent increase over the $528 million of net sales in the same period in 2010. The $34 million increase in net sales was primarily attributable to improved sales of Chassis products, along with $22 million of favorable currency translation effects, predominately in South America and in Poland.

Gross profit for the second quarter was $108 million, equating to a gross margin of 19.2 percent, as compared to $109 million, or a gross margin of 20.6 percent, for the same period in 2010. The reduction in gross margin was due in part to higher freight costs and costs associated with the purchase of brake caliper cores in order to fulfill a significant amount of new brake caliper orders.

Selling, general and administrative expenses were $78 million for the quarter, a decrease of $1 million compared with the same period in 2010. The decrease was mainly due to a $2 million decrease in restructuring expense offset by increased advertising expense.

Affinia’s net income attributable to the company in the second quarter of 2011 was $10 million, a $2 million improvement over the second quarter of 2010.

“Although we are pleased with the revenue growth we experienced in the second quarter, our results continued to be adversely impacted by higher material and freight costs. We have announced price increases which, along with continued productivity improvements, mitigate the margin deterioration associated with these cost increases. However, our experience has been that it takes several months before the benefits of pricing and productivity gains are realized, versus the immediate impact of increased input costs,” stated Tom Madden, Affinia’s Senior Vice President and Chief Financial Officer.

Six Months Ended June 30, 2011

Net sales were $1.067 billion for the first six months of 2011, an increase of $96 million, or 9.9 percent, compared to the same period in 2010. The increase in sales was driven by increased sales to new and existing customers along with $35 million of favorable currency translation gains.

Of the $61 million of improved sales in the first six months of 2011 not attributable to currency gains, Chassis product sales contributed $36 million, primarily due to $29 million of incremental business with an existing customer along with the acquisition of NAPD, a chassis distributor, in the fourth quarter of 2010. Filtration product sales accounted for $8 million of the non currency related increase, mainly as a result of improved sales at the company’s Polish, Russian and Venezuelan operations. Non currency related sales increased in Brake North America and Asia products by $12 million, driven largely by higher sales at the company’s Chinese operations. Commercial Distribution South America products also saw improved sales of which $4 million were not related to currency translation gains.

Gross profit for the first six months of 2011 was $201 million, equating to an 18.8 percent gross margin, compared with $199 million, or 20.5 percent gross margin, for the same period in 2010. The decrease in gross margin was attributable to higher freight costs, costs to acquire brake caliper cores, and higher operating costs in the first six months of 2011 as compared to 2010.

Selling, general and administrative expenses were $149 million for the first six months of 2011, an increase of $3 million compared with the same period in 2010. The increase was primarily a result of higher advertising expenditures.

Affinia’s net income attributable to the company for the first six months of 2011 was $12 million, a $2 million reduction from the same period in the prior year. The year over year reduction was mainly attributable to the reduction in the company’s gross margin. A reduction in other income of $5 million and increased interest expense of $2 million, due to higher debt levels, offset by a lower tax provision of $5 million, were also contributing factors to the year over year reduction.

Total debt outstanding as of June 30, 2011 was $766 million, a $70 million increase as compared to December 31, 2010. The increase in debt is primarily attributable to the seasonal nature of the company’s sales which typically result in higher working capital requirements in the first half of the year. The company had $54 million of cash and cash equivalents at June 30, 2011. Cash from operations for the first six months of 2011 resulted in a use of cash of $52 million compared to a use of cash of $46 million in the same period in 2010. No financial maintenance covenants exist under the company’s capital structure and the company remained in compliance with all debt covenants at June 30, 2011.

Affinia Group Intermediate Holdings Inc.

Unaudited Condensed Consolidated Statements of Operations

(Dollars in millions)	Three Months Ended June 30, 2010	Three Months Ended June 30, 2011	Six Months Ended June 30, 2010	Six Months Ended June 30, 2011
Net sales	$528	$562	$971	$1,067
Cost of sales	(419)	(454)	(772)	(866)

Gross profit	109	108	199	201
Selling, general and administrative expenses	(79)	(78)	(146)	(149)

Operating profit	30	30	53	52
Other income (loss), net	2	(1)	3	(2)
Interest expense	(16)	(17)	(32)	(34)

Income from continuing operations before income tax provision, equity in income and noncontrolling interest	16	12	24	16
Income tax provision	(6)	(2)	(8)	(3)
Equity in income, net of tax	—	—	—	—

Net income from continuing operations	10	10	16	13
Income (loss) from discontinued operations, net of tax	(1)	—	1	—

Net income	9	10	17	13
Less: net income attributable to noncontrolling interest, net of tax	1	—	3	1

Net income attributable to the Company	$8	$10	$14	$12

Web Cast and Conference Call

The company will hold a conference call and webcast to discuss its results on Thursday, August 11, 2011 at 11:00 a.m. Eastern Time.

To participate in the webcast, visit Affinia’s web site, www.affiniagroup.com, and click on the webcast link. To participate in the conference call, dial 1-866-551-3680 within the United States and Canada or 1-212-401-6760 for international callers and reference conference ID 9877729#. A replay of the call will be available shortly after the live conference ends.

Affinia Group Inc. is an innovative global leader in the design, manufacture, distribution and marketing of industrial grade products and services, including extensive offerings of aftermarket parts for automotive and heavy-duty vehicles. With approximately $2.0 billion in annual revenue, Affinia has operations in North and South America, Europe, and Asia. For more information, visit www.affiniagroup.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical. When used in this news release, the words “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” or future or conditional verbs, such as “could,” “may,” “should,” or “will,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management’s examination of historical operating trends and data, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there is no assurance that these expectations, beliefs and projections will be achieved. For a discussion of other risks and uncertainties that could materially affect our business, financial condition or future results see Part I, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010. With respect to all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this press release. Such risks, uncertainties and other important factors include, among others, continued volatility in and disruption to the global economy and the resulting impact on the availability and cost of credit; financial viability of key customers and key suppliers; our dependence on our largest customers; increased crude oil and gasoline prices and resulting reductions in global demand for the use of automobiles; the shift in demand from premium to economy products; pricing pressures from imports; increasing costs for manufactured components; the expansion of return policies or the extension of payment terms; risks associated with our non-U.S. operations; risks related to our receivables factoring arrangements; product liability and warranty and recall claims; reduced inventory levels by our distributors resulting from consolidation and increased efficiency; environmental and automotive safety regulations; the availability of raw materials, manufactured components or equipment from our suppliers; challenges to our intellectual property portfolio; our ability to develop improved products; the introduction of improved products and services that extend replacement cycles or otherwise reduce demand for our products; our ability to achieve cost savings from our restructuring plans; work stoppages, labor disputes or similar difficulties that could significantly disrupt our operations; our ability to successfully combine our operations with any businesses we have acquired or may acquire; risk of impairment charges to our long-lived assets; risk of impairment to intangibles and goodwill; risk of business disruptions; risks associated with foreign exchange rate fluctuations; risks associated with our expansion into new markets; risks associated with increased levels of drug-related violence in Juarez Mexico; the impact on our tax rate resulting from the mix of our profits and losses in various jurisdictions; reductions in the value of our deferred tax assets; difficulties in developing, maintaining or upgrading information technology systems; risks associated with doing business in corrupting environments; our substantial leverage and limitations on flexibility in operating our business contained in our debt agreements; business interruptions to our supply chain, manufacturing facilities or to our distribution channels related to earthquakes or other natural disasters. Additionally, there may be other factors that could cause our actual results to differ materially from the forward-looking statements.

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